Mesa Labs Reports 21% Increase in Second Quarter Revenues

LAKEWOOD, Colo., Nov. 8, 2012 /PRNewswire/ -- Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, "Mesa" or the "Company") today reported a 21 percent increase in revenues and a nine percent increase in net income for the second quarter ended September 30, 2012.

Highlights:

  Revenues for the second quarter increased 21 percent to $11,706,000 as compared to the same quarter last year
  Net income for the second quarter increased nine percent to $2,248,000 as compared to the same period last year
  Non-GAAP adjusted net income for the second quarter increased 21 percent to $2,684,0001 as compared to the same period last year

Revenues for the second quarter increased 21 percent to $11,706,000 as compared to $9,701,000 for the same quarter last year. Net income for the second quarter increased nine percent to $2,248,000 or $0.64 per diluted share of common stock as compared to $2,053,000 or $0.59 per diluted share of common stock for the same quarter last year.

Revenues for the six months ended September 30, 2012 increased 17 percent to $22,266,000 as compared to $18,998,000 for the same period last year. Net income for the six months ended September 30, 2012 increased 16 percent to $4,348,000 or $1.23 per diluted share of common stock as compared to $3,733,000 or $1.09 per diluted share of common stock for the same period last year.

On a non-GAAP basis (which excludes acquisition related intangible amortization, net of tax effects), adjusted net income for the second quarter increased 21 percent to $2,684,000 or $0.76 per diluted share of common stock as compared to $2,216,000 or $0.64 per diluted share of common stock for the same quarter last year. Adjusted net income for the six months ended September 30, 2012 increased 23 percent to $5,167,000 or $1.46 per diluted share of common stock as compared to $4,210,000 or $1.23 per diluted share of common stock for the same period last year.

"Our second quarter was the first full quarter following the acquisition of the Bios product line and this helped increase revenues by 21 percent as compared to the same quarter last year," said John J. Sullivan, President and Chief Executive Officer. "This line has performed very well since the acquisition, with both revenues and profitability meeting our expectations. I am also pleased with our overall profitability for the second quarter. Gross margins increased in the second quarter from 60 percent last year to 62 percent this year, driven by improvements in our biological indicators division and the higher margins produced by the Bios line of products. Non-recurring consulting expenses, including those associated with the Bios acquisition, contract research and development and the implementation of system-oriented controls as part of our Sarbanes-Oxley compliance efforts, which altogether totaled $292,000 for the second quarter, had a negative impact on our reported net income. Excluding these non-recurring expenses, our net income and adjusted net income for the second quarter would have increased 19 percent and 30 percent, respectively, as compared to the same quarter last year."

"Looking forward, we are somewhat concerned about the possibility of deceleration in the major global economies" continued John Sullivan. "Historically, the biological indicator, instruments service and medical product lines are little affected by the economy and these now represent over 75 percent of our revenues. Because of this, I believe that we are well positioned for any possible economic slowdown, however, we remain vigilant and, if necessary, we will make every attempt to adjust our business in order to maintain our excellent operating margins and cash flows."

"Finally, while our hearts go out to those people affected by the severe weather in the Northeast, including our employees who suffered losses, I am pleased to report that our New Jersey operations were not significantly impacted by Hurricane Sandy."

Revenues related to our Instruments division for the second quarter and six months ended September 30, 2012 increased 42 percent and 29 percent, respectively, as compared to the same periods last year. The increase in revenues was primarily due to the Bios acquisition.

Revenues related to our Biological Indicators division for the second quarter and six months ended September 30, 2012 increased three percent and six percent, respectively, as compared to the same periods last year. The increase in revenues was due to organic growth.

1 The non-GAAP measures of adjusted net income and adjusted net income per diluted share are defined to exclude the impacts of non-cash intangibles amortization, net of its tax effects. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary

Statements of Income (Unaudited)
(Amounts in thousands, except per share data)	Three months ended September 30,		Six months ended September 30,
	2012	2011	2012	2011
Revenues	$ 11,706	$ 9,701	$ 22,266	$ 18,998
Cost of revenues	4,458	3,927	8,562	7,836
Gross profit	7,248	5,774	13,704	11,162
Operating expenses	3,760	2,488	6,996	5,183
Operating income	3,488	3,286	6,708	5,979
Other expense	36	50	70	99
Earnings before income taxes	3,452	3,236	6,638	5,880
Income taxes	1,204	1,183	2,290	2,147
Net income	$ 2,248	$ 2,053	$ 4,348	$ 3,733

Net income per share (basic)	$ 0.67	$ 0.63	$ 1.30	$ 1.14
Net income per share (diluted)	0.64	0.59	1.23	1.09

Weighted average common shares outstanding:
Basic	3,349	3,282	3,343	3,278
Diluted	3,538	3,453	3,531	3,433

Balance Sheets

(Amounts in thousands)	September 30, 2012 (Unaudited)	March 31, 2012
Cash and cash equivalents	$ 2,772	$ 7,191
Other current assets	13,986	11,970
Total current assets	16,758	19,161
Property, plant and equipment, net	7,274	7,266
Other assets	40,409	24,269
Total assets	$ 64,441	$ 50,696

Liabilities	$ 16,046	$ 6,781
Stockholders' equity	48,395	43,915
Total liabilities and stockholders' equity	$ 64,441	$ 50,696

Reconciliation of Non-GAAP Measures

(Amounts in thousands, except per share data)	Three months ended September 30,		Six months ended September 30,
	2012	2011	2012	2011
Net income	$ 2,248	$ 2,053	$ 4,348	$ 3,733
Intangible amortization, net of taxes	436	163	819	477
Adjusted net income	$ 2,684	$ 2,216	$ 5,167	$ 4,210

Net income per share (basic)	$ 0.80	$ 0.68	$ 1.55	$ 1.28
Net income per share (diluted)	0.76	0.64	1.46	1.23

Weighted average common shares outstanding:
Basic	3,349	3,282	3,343	3,278
Diluted	3,538	3,453	3,531	3,433

The non-GAAP measures of adjusted net income and adjusted net income per share presented in the reconciliation above are defined to exclude the impacts of non-cash intangibles amortization, net of their tax effects. The tax effect is calculated using the average corporate rate for that period multiplied by the elimination. We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP net income and non-GAAP net income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangibles can have a material impact on our net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

We are organized into two divisions across four physical locations. Our Instruments division designs, manufactures and markets quality control instruments and disposable products utilized in connection with the healthcare, pharmaceutical, food and beverage, medical device, industrial hygiene, semiconductor and petrochemical industries. Our Biological Indicators division manufactures and markets biological indicators and distributes chemical indicators used to assess the effectiveness of sterilization processes, including steam, gas, hydrogen peroxide and radiation, in the hospital, dental, medical device and pharmaceutical industries

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenue growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2012, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or Steven W. Peterson; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000